Exhibit 99.1

Denver, CO — April 2, 2026 — Intrepid Potash, Inc. (“Intrepid”, “our”, “us”, or “we”) (NYSE:IPI), today announced that on April 1, 2026, Intrepid Potash-New Mexico, LLC entered into an Asset Purchase Agreement (“Agreement”) with HydroSource Logistics, LLC (“HydroSource”) for the sale of the majority of the assets of the Intrepid South Ranch (“the Ranch”).

As total consideration, under the Agreement, Intrepid received a payment of $70 million from HydroSource, which includes an $8 million dollar deposit we received in December 2025. The sale of the Ranch includes approximately 21,793 acres of fee land; 27,858 acres associated with federal grazing leases; water rights located on the Ranch; and various other assets, interests, and related agreements (all collectively “the Assets”). The Assets comprise the majority of the operations in our oilfield solutions segment.

Kevin Crutchfield, Intrepid’s Chief Executive Officer, commented:

“One of our ongoing initiatives is maximizing the value of our assets, and the sale of the Intrepid South Ranch reflects this strategic priority. While the Ranch has been a stable source of revenue, trends in the Delaware Basin made it clear we were not the best, long-term owner of this asset; rather it was a noncore asset in our fertilizer portfolio, and its sale will allow us to continue to prioritize our focus on our core assets and increasing our potash and Trio® production to improve our unit economics.

By selling Intrepid South, we were also able to accelerate decades of cash flow into a single transaction, while our deferred tax assets help shelter us from most of the related income taxes. Overall, we view the sale of the Ranch as a significant win for our shareholders at a time when these types of assets are being consolidated across West Texas and Eastern New Mexico. As a result of the net proceeds from the sale, Intrepid will benefit from increased financial flexibility to invest in its existing core business and other value enhancing opportunities. Our capital allocation strategy continues to focus on high-return investments to improve our operating efficiencies, reduce costs, and extend mine life; attractive growth opportunities closely aligned with our core operations; maintaining a strong balance sheet; and returning excess capital to shareholders as appropriate.”

Raymond James acted as the financial advisor and Lewis Ringelman acted as legal advisor to Intrepid in connection with this transaction.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, and brine.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid’s mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

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Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause our actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting Intrepid is contained in our Annual Report on Form 10-K for the year ended December 31, 2025, and other quarterly and current reports filed with the Securities and Exchange Commission from time to time. Any forward-looking statements in this press release are made as of the date of this press release, and Intrepid undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact

Jon Lindley

Head of Strategy & Business Development
Email: jonathan.lindley@intrepidpotash.com